UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2015

Watts Water Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11499	04-2916536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On February 17, 2015, Watts Water Technologies, Inc. (the “Company”) announced its financial results for the fiscal quarter and year ended December 31, 2014.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On February 17, 2015, the Board of Directors of the Company approved the initial phase of a restructuring program relating to the transformation of the Company’s Americas and Asia-Pacific businesses, which primarily involves product line rationalization efforts expected to ultimately eliminate between $175 million to $200 million of the combined Americas and Asia-Pacific net sales primarily within the Company’s do-it-yourself (DIY) distribution channel (the “program”).  The program is expected to include a pre-tax charge to earnings of approximately $40 million to $50 million, of which $25 million to $30 million consists of non-cash charges.

In connection with the preparation of its financial statements related to the fourth quarter and year ended December 31, 2014, the Company recorded a $15.2 million pre-tax charge relating to the program consisting of goodwill impairment of $12.9 million, an indefinite-lived intangible asset impairment of $0.5 million, and other transformation and deployment costs of $1.8 million.  The goodwill impairment charge was based on a quantitative assessment of the Asia-Pacific reporting unit goodwill performed as a result of it being more likely than not that the Asia-Pacific reporting unit’s third party and intersegment net sales would be significantly reduced as a result of the program.  The Company estimated the fair value of the reporting unit using the expected present value of future cash flows.

The remaining total pre-tax charge for the program is expected to include costs of severance benefits of $8 million to $10 million, facility decommissioning, clean-up, and other related exit costs of $3 million to $4 million, accelerated depreciation and amortization of long-lived assets of $8 million to $10 million, and other transformation and deployment costs including inventory charges, consulting fees, and other associated costs of $5.8 million to $10.8 million.  The total net after-tax charge for this program is expected to be $30 million to $40 million, inclusive of the Asia-Pacific charges that are expected to have no tax benefit.  The remaining costs of the program are expected to be incurred during fiscal 2015.  The Company expects to generate approximately $5.0 million in after-tax cash proceeds from the sale of assets associated with the program by the end of fiscal 2017.  The Company estimates consolidated operating margins will increase by approximately 1.0 percentage point as a result of these actions by 2017.

The Company’s transformation and restructuring program described above is subject to the finalization and execution of detailed implementation plans.  Consequently, the actual timing and costs of the restructuring program may vary from current estimates.   To the extent required by applicable rules, the Company may file one or more amendments to this Current Report on Form 8-K or include such disclosure in a future period report on Form 10-Q or 10-K as details of the transformation and restructuring plan are refined and estimates of costs and charges are finalized.

Item 9.01 — Financial Statements and Exhibits.

(d)          Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2015	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage General Counsel and Executive Vice President, Human Resources

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release, dated February 17, 2015